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                        AGREEMENT AND PLAN OF MERGER

                                   AMONG

                        JOHNS MANVILLE CORPORATION,

                          BERKSHIRE HATHAWAY INC.

                                    AND

                         J ACQUISITION CORPORATION

                                DATED AS OF

                             DECEMBER 19, 2000






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                             TABLE OF CONTENTS

                                                                       PAGE

ARTICLE I

THE OFFER.....................................................................1

               SECTION 1.1  The Offer.........................................1
               SECTION 1.2  Company Actions...................................3
               SECTION 1.3  Board of Directors Representation.................4

ARTICLE II

        THE MERGER............................................................5
               SECTION 2.1  The Merger........................................5
               SECTION 2.2  Effective Time....................................5
               SECTION 2.3  Closing...........................................5
               SECTION 2.4  Certificate of Incorporation; By-laws.............5
               SECTION 2.5  Directors of the Surviving Corporation............6

ARTICLE III

        CONVERSION OF SHARES..................................................6
               SECTION 3.1  Conversion of Capital Stock.......................6
               SECTION 3.2  Exchange of Certificates..........................6
               SECTION 3.3  Company Awards....................................8
               SECTION 3.4  Dissenter's Rights................................9

ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................10
               SECTION 4.1  Organization.....................................10
               SECTION 4.2  Capitalization...................................10
               SECTION 4.3  Authorization; Validity of Agreement.............11
               SECTION 4.4  No Violations; Approvals.........................11
               SECTION 4.5  SEC Reports and Financial Statements.............12
               SECTION 4.6  Absence of Certain Changes.......................13
               SECTION 4.7  Absence of Undisclosed Liabilities...............14
               SECTION 4.8  Information in Disclosure Documents..............14
               SECTION 4.9  Employee Benefit Plans; ERISA....................14
               SECTION 4.10  Litigation; Compliance with Law.................16
               SECTION 4.11  Intellectual Property...........................17
               SECTION 4.12  Identified Contracts............................17
               SECTION 4.13  Real Property...................................18
               SECTION 4.14  Taxes...........................................18
               SECTION 4.15  Environmental Matters...........................20
               SECTION 4.16  Labor Matters...................................22
               SECTION 4.17  Required Vote by Company Stockholders...........23
               SECTION 4.18  Board Recommendation............................23
               SECTION 4.19  Brokers.........................................23
               SECTION 4.20  Opinion of Financial Advisor....................23
               SECTION 4.21  Injunction......................................23
               SECTION 4.22  No Other Representations or Warranties..........24

ARTICLE V

        REPRESENTATIONS AND WARRANTIES OF PARENT
        AND ACQUISITION SUBSIDIARY ..........................................24
               SECTION 5.1  Organization.....................................24
               SECTION 5.2  Authorization; Validity of Agreement.............24
               SECTION 5.3  Consents and Approvals; No Violations............25
               SECTION 5.4  Information in Disclosure Documents..............25
               SECTION 5.5  Financing........................................26
               SECTION 5.6  Beneficial Ownership of Shares...................26
               SECTION 5.7  No Broker........................................26
               SECTION 5.8  No Prior Activities..............................26
               SECTION 5.9  No Other Representations or Warranties...........26

ARTICLE VI

        COVENANTS............................................................26
               SECTION 6.1  Interim Operations of the Company................26
               SECTION 6.2  Acquisition Proposals............................29
               SECTION 6.3  Access to Information............................30
               SECTION 6.4  Further Action; Commercially Reasonable Efforts..31
               SECTION 6.5  Employee Benefits................................32
               SECTION 6.6  Stockholders Meeting; Proxy Statement............33
               SECTION 6.7  Directors' and Officers' Indemnification.........34

ARTICLE VII

        CONDITIONS...........................................................36
               SECTION 7.1  Conditions to Each Party's Obligation to Effect..36
               SECTION 7.2  .................................................36
        Frustration of Closing Conditions....................................36

ARTICLE VIII

        TERMINATION..........................................................36
               SECTION 8.1  Termination......................................36
               SECTION 8.2  Effect of Termination............................38

ARTICLE IX

        MISCELLANEOUS........................................................39
               SECTION 9.1  Fees and Expenses................................39
               SECTION 9.2  Amendment; Waiver................................40
               SECTION 9.3  Survival.........................................40
               SECTION 9.4  Notices..........................................40
               SECTION 9.5  Interpretation...................................42
               SECTION 9.6  Headings; Disclosure Letter......................43
               SECTION 9.7  Counterparts.....................................43
               SECTION 9.8  Entire Agreement.................................43
               SECTION 9.9  Parties in Interest..............................43
               SECTION 9.10  Severability....................................43
               SECTION 9.11  Governing Law...................................44
               SECTION 9.12  Assignment......................................44
               SECTION 9.13  Publicity.......................................44
               SECTION 9.14  Enforcement.....................................44



                           TABLE OF DEFINED TERMS

                                                                           PAGE

1954 Code      ..............................................................19
accumulated funding deficiency...............................................15
Acquisition Proposal.........................................................30
Acquisition Subsidiary........................................................1
affiliates     ..............................................................42
Agreement      ...............................................................1
Antitrust Division...........................................................31
Assertion      ..............................................................35
associates     ..............................................................42
Balance Sheets ..............................................................14
beneficial ownership.........................................................42
beneficially owns............................................................26
Benefit Plans  ...............................................................9
blue sky       ..............................................................12
Board          ..............................................................11
Bonus Plan     ..............................................................33
Business Day   ..............................................................42
By-Laws        ..............................................................10
CERCLA         ..............................................................22
Certificate of Merger.........................................................5
Certificates   ...............................................................7
Closing        ...............................................................5
Closing Date   ...............................................................5
Code           ..............................................................15
Common Stock Certificates.....................................................6
Company        ...............................................................1
Company Common Stock..........................................................1
Company Disclosure Documents.................................................14
Company Employee.............................................................32
Company Properties...........................................................18
Company Property.............................................................18
Company SEC Documents........................................................12
Company Trust Agreements.....................................................18
Competition Laws.............................................................12
Continuing Directors..........................................................4
controlled corporation.......................................................19
Convertible Preferred Stock..................................................10
Court          .............................................................A-1
Court Approval .............................................................A-2
Cumulative Preferred Stock...................................................10
Deferred Compensation Plans...................................................9
Deferred Stock ...............................................................9
Designated Settlement Fund...................................................20
DGCL           ...............................................................1
Disclosure Letter.............................................................8
Dissenting Shares.............................................................9
distributing corporation.....................................................19
Effective Time ...............................................................5
employee benefit plan........................................................14
Environmental Claim..........................................................21
Environmental Costs and Liabilities..........................................21
Environmental Laws...........................................................21
Environmental Property Transfer Laws.........................................22
ERISA          ..............................................................14
ERISA Affiliate..............................................................14
ERISA Plan     ..............................................................15
Exchange Act   ..............................................................12
Expiration Date...............................................................2
Foreign Plan   ..............................................................16
FTC            ..............................................................31
GAAP           ..............................................................13
Good Reason    ..............................................................15
Governmental Entity..........................................................12
Hazardous Substance..........................................................22
HSR Act        ..............................................................12
include        ..............................................................42
includes       ..............................................................42
including      ..............................................................42
Indemnified Liability........................................................35
Indemnified Parties..........................................................35
Indemnified Party............................................................35
Indemnitors    ..............................................................35
Intellectual Property........................................................17
interest similar to an option................................................19
Interested Stockholder.......................................................26
Leased Properties............................................................18
Leased Property..............................................................18
Liens          ..............................................................11
made available ..............................................................42
mass layoff    ..............................................................23
Material Adverse Effect......................................................42
Merger         ...............................................................1
Merger Consideration..........................................................6
multiemployer pension plan...................................................15
not stock      ..............................................................19
Offer          ...............................................................1
Offer Documents...............................................................2
Option         ...............................................................8
Option Plans   ...............................................................8
Owned Properties.............................................................18
Owned Property ..............................................................18
Parent         ...............................................................1
Paying Agent   ...............................................................7
PBGC           ..............................................................15
Permitted Exceptions.........................................................42
Person         ..............................................................43
Plans          ..............................................................15
plant closing  ..............................................................23
Proxy Statement..............................................................34
qualified      ..............................................................15
RCRA           ..............................................................22
Real Property Lease..........................................................18
Real Property Leases.........................................................18
Release        ..............................................................22
Reorganization Plan..........................................................23
Representatives..............................................................31
Required Vote  ..............................................................23
Restated Certificate of Incorporation.........................................5
Return         ..............................................................19
SAR            ...............................................................8
Schedule 14D-9 ...............................................................3
Schedule TO    ...............................................................2
SEC            ..............................................................12
Secretary of State............................................................5
Securities Act ..............................................................13
single employer..............................................................14
Special Meeting..............................................................33
Spread         ...............................................................8
Stockholder Agreement.........................................................1
Subsidiaries   ..............................................................43
Superior Proposal............................................................30
Surviving Corporation.........................................................5
Tax            ..............................................................19
Tax Matters Agreement........................................................43
Taxes          ..............................................................19
Termination Date.............................................................37
Termination Fee..............................................................39
Trust          ...............................................................1
Trust Merger Agreements.....................................................A-2
U.S. real property holding corporation.......................................19 without limitation...........................................................42






                        AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, among Johns Manville Corporation, a Delaware corporation (the "Company"), Berkshire Hathaway Inc., a Delaware corporation ("Parent"), and J Acquisition Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent ("Acquisition
Subsidiary"), dated as of December 19, 2000 (the "Agreement").

        WHEREAS, the respective Boards of Directors of Parent, Acquisition Subsidiary and the Company have approved this Agreement and deemed this Agreement to be advisable and in the best interests of stockholders and have approved the transactions contemplated hereby, including the merger of Acquisition Subsidiary with and into the Company (the "Merger") in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL");

        WHEREAS, in furtherance of such acquisition, Parent proposes to cause Acquisition Subsidiary to promptly commence a tender offer to purchase any and all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), at a price of $13.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Agreement (such tender offer, as it may be amended and supplemented from time to time as permitted under this Agreement, the "Offer"); and

        WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and an inducement to the willingness of Parent and Acquisition Subsidiary to enter into this Agreement, Parent and Acquisition Subsidiary are entering into an agreement (the "Stockholder Agreement") with Manville Personal Injury Settlement Trust (the "Trust"), pursuant to which, on the terms and subject to the conditions thereof, the Trust has agreed, among other things, to tender all shares of Company Common Stock owned by it of record and beneficially in the Offer and to vote such shares of Company Common Stock in favor of the adoption of this Agreement and approval of the transactions contemplated hereby;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                 ARTICLE I

                                 THE OFFER

        SECTION 1.1 The Offer.

        (a) On the terms and subject to the provisions of this Agreement, as promptly as practicable following the date hereof and in any event not later than ten Business Days (as defined in Section 9.5) after the date hereof Parent shall cause Acquisition Subsidiary to, and Acquisition Subsidiary shall, commence within the meaning of Rule l4d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Offer. The obligation of Parent to cause Acquisition Subsidiary to, and of Acquisition Subsidiary to, consummate the Offer and accept for payment and pay for any shares of Company Common Stock tendered in the Offer shall be subject only to the satisfaction of the conditions set forth in Annex A; provided that, except for the condition that approval of the Federal Bankruptcy Court of the Southern District of New York (the "Court") be obtained (which is set forth in paragraph (iii)(d) of Annex A) and the condition set forth in paragraph (iii)(f) of Annex A, neither of which may be waived without the Company's written consent, Parent and Acquisition Subsidiary may waive any other conditions to the Offer. Without the prior written consent of the Company, no decrease in the per share price or the number of shares of Company Common Stock sought in the Offer may be made and no change may be made to the form of consideration to be paid for the shares of Company Common Stock, and no other change to the Offer may be made (i) which imposes conditions to the Offer in addition to those set forth in Annex A, (ii) which extends the expiration date of the Offer, except as permitted or required by Section 1.1(c) hereof or (iii) that is otherwise adverse to the holders of Company Common Stock.

        (b) On the date of commencement of the Offer, Parent and Acquisition Subsidiary shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO (as amended and supplemented from time to time, the "Schedule TO"), which shall comply in all material respects with applicable provisions of the federal securities laws, and shall contain or incorporate by reference the offer to purchase relating to the Offer and forms of the related letter of transmittal and other appropriate documents (which documents, as amended or supplemented from time to time, are referred to herein collectively as the "Offer Documents"). The Company will promptly supply to Parent and Acquisition Subsidiary in writing, for inclusion in the Offer Documents, appropriate information concerning the Company required under the Exchange Act and the rules and regulations thereunder. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents before they are filed with the SEC. Parent and Acquisition Subsidiary agree to provide the Company and its counsel any comments or communications, written or oral, which Parent, Acquisition Subsidiary or their counsel may receive from the staff of the SEC with respect to the Offer Documents promptly upon receipt thereof. Each of Parent and Acquisition Subsidiary, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by either of them for use in the Offer Documents if and to the extent that it shall become false or misleading, and Parent and Acquisition Subsidiary shall take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to the shareholders of the Company as and to the extent required by applicable law.

        (c) The initial scheduled expiration date of the Offer shall be 20 Business Days after the date of its commencement. Notwithstanding the foregoing, Parent and Acquisition Subsidiary shall extend the Offer (i) if at the scheduled expiration date of the Offer (as extended hereby) (the "Expiration Date") any of the conditions to the Offer shall not have been satisfied or waived, until such condition or conditions are satisfied or waived unless such condition or conditions is or are not, or could not reasonably be expected to be, satisfied by the Termination Date (as defined in Section 8.1(c)(i)) and (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law; provided however, except as required by law, no extension pursuant to this Section
1.1 (c) shall be for more than five days unless the Company shall have consented to such extension. Parent and Acquisition Subsidiary may extend the Offer for up to five business days beyond the initial Expiration Date in the event that more than 85% but less than 90% of the outstanding shares of Company Common Stock have been tendered and not withdrawn in the Offer (or are otherwise owned by Parent or Acquisition Subsidiary) at the initial Expiration Date; provided that Acquisition Subsidiary then waives all conditions to the Offer (other than the conditions set forth in paragraphs
(iii)(d) and (iii)(f) of Annex A), neither of which may be waived without the Company's written consent. Parent and Acquisition Subsidiary may not commence a subsequent offering period (as such term is defined in Rule 14d-11 under the Exchange Act).

        (d) Subject to the terms and conditions of the Offer and this Agreement, Parent shall cause Acquisition Subsidiary to, and Acquisition Subsidiary shall, accept for payment shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as it is legally permitted to do so under applicable law and promptly pay for such shares of Company Common Stock. Parent shall provide or cause to be provided to Acquisition Subsidiary on a timely basis the funds necessary to purchase any shares of Company Common Stock that Acquisition Subsidiary becomes obligated to purchase pursuant to the Offer.

        (e) If Acquisition Subsidiary accepts for payment shares of Company Common Stock tendered in the Offer, it shall also purchase pursuant to
Section 23 of the Stockholder Agreement any shares of Company Common Stock not tendered by the Trust in the Offer at a price per share not greater than the price paid in the Offer. If Acquisition Subsidiary purchases shares of Company Common Stock held by the Trust other than any such shares tendered in the Offer, it shall have purchased all shares tendered and not withdrawn in the Offer at a price not less than that paid to the Trust.

        SECTION 1.2 Company Actions. (a) On the date of commencement of the Offer, the Company shall file or cause to be filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended and supplemented from time to time, the "Schedule 14D-9"), and shall disseminate the Schedule 14D-9 to shareholders of the Company as required by Rule 14d-9 promulgated under the Exchange Act. To the extent practicable, the Company shall cooperate with Parent and Acquisition Subsidiary in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company's shareholders. The Schedule 14D-9 shall comply in all material respects with applicable provisions of the federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. The Company agrees to provide Parent and its counsel any comments or communications, written or oral, which the Company or its counsel may receive from the staff of the SEC with respect to the
Schedule 14D-9 promptly upon receipt thereof. Each of the Company, on the one hand, and Parent and Acquisition Subsidiary, on the other hand, shall promptly correct any information provided by either of them for use in the
Schedule 14D-9, if and to the extent that it shall become false or misleading, and the Company shall take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the shareholders of the Company as and to the extent required by applicable laws.

        (b) In connection with the Offer, the Company shall promptly furnish Parent, or cause Parent to be furnished, with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the shares of Company Common Stock as of a recent date, and of those persons becoming record holders after such date, and shall furnish Parent with such information and assistance as Parent or its agents may reasonably request in communicating the Offer to the shareholders of the Company.

        SECTION 1.3 Board of Directors Representation.

        (a) Subject to compliance with Section 14(f) of the Exchange Act and Rule 14(f)-1 thereunder, effective upon the acceptance for payment of, and payment for, shares of Company Common Stock tendered in the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, to serve on the Board of Directors of the Company as will give Parent representation on the Board of Directors of the Company equal to at least that number of directors which equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this section) and (ii) a fraction, the numerator of which shall be the number of shares of Company Common Stock beneficially owned by Parent and/or Acquisition Subsidiary (including Company Common Stock accepted for payment and for which payment has been made pursuant to the Offer or purchased and paid for under the Stockholder Agreement) and the denominator of which shall be the number of shares of Company Common Stock then outstanding. The Company shall, upon request of Parent, take all reasonable actions to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including without limitation, increasing the size of the Board of Directors of the Company and/or securing the resignations of incumbent directors. Parent and Acquisition Subsidiary will supply to the Company, and will be solely responsible for, all information with respect to themselves, their officers, directors and affiliates and their designees to the Board of Directors of the Company required pursuant to Section 14(f) and Rule 14(f)-1 of the Exchange Act.

        (b) Following the election or appointment of Parent's designees pursuant to Section 1.3(a) and until the Effective Time, the parties shall use their respective best efforts to ensure that the Company's Board of Directors shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company or affiliates of Parent (the "Continuing Directors"); provided that in the event that the number of the Continuing Directors shall be reduced below two for any reason whatsoever, any remaining Continuing Directors (or the single Continuing Director, if there shall be only one remaining) shall be entitled to designate a person who is not an officer of the Company or an affiliate of Parent or Acquisition Subsidiary to fill such vacancies and who shall be deemed to be Continuing Directors for purposes of this Agreement. Following the election or appointment of Parent's designees pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (i) any termination of this Agreement by the Company, (ii) any amendment of this Agreement, (iii) any extension of time for performance of any obligation of or action by Parent or Acquisition Subsidiary hereunder, (iv) any enforcement of or any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, or (v) any amendment to the Company's articles of incorporation or by-laws that adversely affects any shareholders of the Company.

                                ARTICLE II

                                THE MERGER

        SECTION 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 2.2 hereof), Acquisition Subsidiary shall be merged with and into the Company. Upon the Merger, the separate existence of Acquisition Subsidiary shall cease and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effect as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and Acquisition Subsidiary shall vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company and Acquisition Subsidiary shall be the obligations, duties, debts and liabilities of the Surviving Corporation.

        SECTION 2.2 Effective Time. Subject to the provisions of this Agreement, on the Closing Date (as defined in Section 2.3 hereof), the Company and Acquisition Subsidiary will cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware (the "Secretary of State") in such form and executed as provided in the DGCL. The Merger shall become effective on the date and at the time when the Certificate of Merger has been duly filed with the Secretary of State or, subject to the DGCL, such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

        SECTION 2.3 Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to
Section 8.1 and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on a date to be specified by the parties, which shall be no later than the second Business Day (as defined in Section 9.5) after satisfaction or waiver (by the party entitled to waive the condition) of all of the conditions set forth in Article VII hereof except for those conditions that by their nature cannot be satisfied until the Closing, but subject to all such conditions having been satisfied or waived at the time of the Closing) (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another date and/or place is agreed to by the parties hereto.

        SECTION 2.4 Certificate of Incorporation; By-laws. Pursuant to the Merger, (i) the Restated Certificate of Incorporation of the Company, as amended (the "Restated Certificate of Incorporation"), as in effect immediately prior to the Merger, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, and (ii) the by-laws of the Company, as in effect immediately prior to the Merger, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

        SECTION 2.5 Directors of the Surviving Corporation. The directors of Acquisition Subsidiary immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

                                ARTICLE III

                            CONVERSION OF SHARES

        SECTION 3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Subsidiary, the holders of any Company Common Stock, or the holders of any capital stock of Parent or Acquisition Subsidiary:

        (a) Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 3.1(c) and the Dissenting Shares (as defined in Section 3.4)) shall be converted into the right to receive, payable upon surrender of the certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (the "Common Stock Certificates") in the manner provided in Section 3.2, an amount equal to the price per share of Company Common Stock paid pursuant to the Offer, payable to the holder thereof without interest. Such consideration is referred to herein as the "Merger Consideration." All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Common Stock Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration for each share of Company Common Stock upon the surrender of such certificate in accordance with Section 3.2. Any payment made pursuant to this Section 3.1(a) shall be made net of applicable withholding taxes to the extent such withholding is required by law;

        (b) Each issued and outstanding share of common stock of Acquisition Subsidiary shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation; and

        (c) All shares of Company Common Stock that are held by the Company as treasury stock and all shares of Company Common Stock owned by Parent, Acquisition Subsidiary or any Subsidiary of Parent or Acquisition
Subsidiary shall be cancelled and retired and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor.

        SECTION 3.2  Exchange of Certificates.

        (a) At least five Business Days prior to the Effective Time, Acquisition Subsidiary shall designate the Company's registrar and transfer agent, or such other bank or trust company as is reasonably satisfactory to the Company, to act as paying agent for the holders of shares of Company Common Stock in connection with the Merger, pursuant to an agreement providing for the matters set forth in this Section 3.2 and such other matters as may be appropriate and the terms of which are reasonably satisfactory to the Company (the "Paying Agent"), for the payment of the Merger Consideration. When and as needed, Parent and Acquisition Subsidiary will cause to be deposited in trust with the Paying Agent for the benefit of holders of shares of Company Common Stock, as applicable, the amount of cash necessary to complete the payments contemplated by this Section 3.2 on a timely basis (the "Payment Fund"). Any interest income from investment of such Payment Fund will be payable to Parent. If so directed by Parent, the Paying Agent may invest such Payment Fund in overnight cash equivalent investments.

        At the Effective Time, the Surviving Corporation will instruct the Paying Agent to promptly, and in any event not later than three Business Days following the Effective Time, mail to each holder of record of Common Stock Certificates (the "Certificates"), whose shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of such Certificates to the Paying Agent and shall be in such form and have such other provisions as the Company and Acquisition Subsidiary may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Company, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be mailed within three Business Days of receipt thereof, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person or stock certificates are to be issued to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment or issuance that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration and any dividends or other distributions to which such holder is entitled, may be issued with respect to such Company Common Stock to such a transferee if the Certificates representing such Company Common Stock are presented to the Paying Agent (or if lost, stolen or destroyed, the procedures set forth in Section 3.2(d) are complied with), accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

        (b) Until surrendered as contemplated by this Section 3.2, each Certificate (other than Certificates representing Company Common Stock held by Parent, Acquisition Subsidiary, or any Subsidiary of Parent or Acquisition Subsidiary, or Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 3.2. No interest shall be paid or will accrue on any Merger Consideration payable to holders of Certificates pursuant to the provisions of this Article III.

        (c) Any portion of the Payment Fund which remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand of the Surviving Corporation, and all former stockholders of the Company shall thereafter look only to the Surviving Corporation for payment of their claims for the Merger Consideration for their shares.

        (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person (as defined in Section 9.5) claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as the Surviving Corporation may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

        (e) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III, subject to Section 262 of the DGCL.

        SECTION 3.3  Company Awards.

        (a) Immediately following the acceptance for payment of shares of Company Common Stock tendered in the Offer, each outstanding option (each, an "Option") to purchase shares of Company Common Stock and each outstanding stock appreciation right with respect to Company Common Stock (each, an "SAR") granted by the Company pursuant to the Company's benefit plans (the "Option Plans") identified in Section 3.3 of the disclosure letter separately delivered by the Company to Acquisition Subsidiary and Parent on or prior to the date hereof (the "Disclosure Letter"), whether or not exercisable, which is outstanding and unexercised at such time, shall be cancelled and each holder thereof shall be entitled to receive, immediately following the acceptance for payment of shares of Company Common Stock tendered in the Offer, an amount in cash computed by multiplying (i) the excess, if any, of (A) the greater of (x) the Merger Consideration and (y) the highest Fair Market Value (as defined in the Company's 1996 Executive Incentive Compensation Plan) per Common Share at any time during the 60-day period preceding the acceptance for payment of shares of Company Common Stock tendered in the Offer, over (B) the exercise price per share of Company Common Stock subject to such Option or grant price per share in respect of such SAR, as applicable (the "Spread"), by
(ii) the number of such shares of Company Common Stock then subject to such Option or SAR; provided, that any such payment shall be net of all withholding taxes required to be withheld by the Company.

        (b) Immediately following the acceptance for payment of shares of Company Common Stock tendered in the Offer, each share of deferred stock ("Deferred Stock") awarded under the Option Plans shall be cancelled and each holder thereof shall be entitled to receive, immediately following the acceptance for payment of shares of Company Common Stock tendered in the Offer, with respect to each share of Deferred Stock so cancelled, an amount in cash equal to the greater of (x) the Merger Consideration and (y) the highest Fair Market Value (as defined in the Company's 1996 Executive Incentive Plan) per share of Company Common Stock at any time during the 60-day period preceding the acceptance for payment of shares of Company Common Stock tendered in the Offer (net of all withholding taxes required to be withheld by the Company).

        (c) Immediately following the acceptance for payment of shares of Company Common Stock tendered in the Offer, (i) each unit in the Company Deferred Compensation Plan deemed invested in assets other than in shares of Company Common Stock shall be converted into the right to receive cash in an amount equal to the value of such unit, payable to the holder thereof without interest, and (ii) each unit deemed invested in shares of Company Common Stock in the Deferral Account (as defined in the Company's Deferred Compensation Plan and the Non-Employee Directors' Deferred Compensation Plan (together, the "Deferred Compensation Plans") (together with the Option Plans, the "Benefit Plans")), including those Deferral Accounts with respect to which one or more installment payments have previously been made, shall be settled in cash in an amount equal to the Merger Consideration, provided, that any such payment shall be net of all withholding taxes required to be withheld by the Company.

        Notwithstanding anything in this Section 3.3 to the contrary, in no event will the Company have an obligation hereunder that violates the terms of the applicable Benefit Plans. Prior to the Effective Time, the Company shall at the request of Parent, seek any required consents from, and provide any required notices to, the holders of Options and Deferred Stock; provided however, that the Company shall not be required to make any payment in respect of the foregoing (other than as set forth in Sections 3.3(a), (b) and (c)).

        SECTION 3.4 Dissenter's Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such shares of Company Common Stock in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, as provided in Section
3.1 hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon.

                                 ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Acquisition Subsidiary and Parent that:

        SECTION 4.1 Organization. Each of the Company and its Subsidiaries (as defined in Section 9.5(v)) is a corporation or other entity duly incorporated or organized, as the case may be, validly existing, and in good standing (but, with respect to Subsidiaries not organized in the United States, only to the extent such concept is applicable) under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so organized, existing and in good standing or to have such power and authority, or to be so qualified or licensed would not have a Material Adverse Effect (as defined in Section 9.5(ii)). The Restated Certificate of Incorporation and by-laws of the Company (the "By-Laws") are in the form currently filed with the SEC.

        SECTION 4.2  Capitalization.

        (a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock, 7,200,000 shares of Convertible Preferred Stock, Series A, par value $1.00 per share (the "Convertible Preferred Stock") and 11,109,170 shares of Cumulative Preference Stock, Series B, par value $1.00 per share (the "Cumulative Preferred Stock"). As of the date hereof, (i) 147,868,551 shares of Company Common Stock are issued and outstanding, (ii) 17,010,046 shares of Company Common Stock are issued and held in the treasury of the Company, and (iii) there are no shares of Convertible Preferred Stock or Cumulative Preferred Stock issued and outstanding or held in treasury and (iv) 12,804,482 shares of Company Common Stock are reserved for issuance upon exercise of Options, SARs or Deferred Stock under the Option Plans or Deferred Compensation Plans. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. All the outstanding shares of the Company's capital stock are, and all shares which may be issued or granted pursuant to the exercise of Options, SARs, or Deferred Stock will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 4.2(a) of the Disclosure Letter as of the date hereof and for the transactions contemplated hereby, there are no existing (i) options, warrants, calls, pre-emptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interest of the Company or any Subsidiary of the Company or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

        (b) Except as set forth in Section 4.2(b) of the Disclosure Letter, all of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company's Subsidiaries are beneficially owned, directly or indirectly, by the Company free and clear of any mortgage, lien, pledge, charge, encumbrance or other security interest (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or ownership interests) (collectively, "Liens"), other than such restrictions as may exist under applicable statute and all such shares or other ownership interests have been duly authorized, validly issued and are fully paid and non-assessable.

        SECTION 4.3 Authorization; Validity of Agreement.

        (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to any approval of its stockholders that may be required pursuant to applicable law as contemplated by Section 6.6 hereof, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Board of Directors of the Company (the "Board") and, other than adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock if required pursuant to applicable law, no other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and approval of by the Company and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and Acquisition Subsidiary, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

        (b) The Board has adopted such resolutions as are necessary so that the provisions of Section 203 of the DGCL are inapplicable to the transactions contemplated by this Agreement. The Company does not know of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation that is, or at the Effective Time will be, applicable to the Company, the Offer, the Merger or any other transaction contemplated by this Agreement.

        SECTION 4.4  No Violations; Approvals.

        (a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Restated Certificate of Incorporation or By-laws of the Company or violate any provision of the certificate of incorporation or bylaws (or other organizational documents with respect to non-incorporated entities) of its Subsidiaries, (ii) except as set forth in Section 4.4(a) of the Disclosure Letter, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or the creation of a Lien, other than a Permitted Exception, pursuant to), or require any consent of any third party pursuant to, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, collective bargaining agreement, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets; except in the case of clauses (ii) or (iii) for such violations, breaches, defaults, rights, creation of Liens or failure to obtain consents which would not have a Material Adverse Effect.

        (b) No filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a "Governmental Entity") is legally required in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except (i) applicable requirements under Competition Laws (as defined below), (ii) applicable requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of the Certificate of Merger with the Secretary of State, (iv) applicable requirements under corporation, takeover or "blue sky" laws of various states or non-United States change-in-control or investment laws or regulations, (v) applicable requirements under Environmental Laws (as defined in Section 4.15) and (vi) such other consents, approvals, orders, permits, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not either individually, or in the aggregate, have a Material Adverse Effect. "Competition Laws" means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines of applicable Governmental Entities that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and includes the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and, to the extent applicable, equivalent laws of the European Union or the Member States thereof.

        SECTION 4.5 SEC Reports and Financial Statements. The Company has filed with the Securities and Exchange Commission (the "SEC") all forms and documents required to be filed by it since January 1, 1997 under the Exchange Act and has heretofore made available to Parent (i) its Annual Reports on Form 10-K for the years ended December 31, 1997, December 31, 1998 and December 31, 1999, respectively, (ii) all proxy statements relating to meetings of stockholders of the Company held since January 1, 1997 (in the form mailed to stockholders), (iii) its quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 and (iv) all other forms, reports and registration statements filed by the Company with the SEC since January 1, 1997 (other than registration statements on Form S-8 or preliminary materials and registration statements in forms not declared effective). The documents described in clauses (i)-(iv) above, as amended, are referred to in this Agreement collectively as the "Company SEC Documents". As of their respective dates, the Company SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the applicable rules and regulations of the SEC thereunder. The consolidated financial statements included or incorporated by reference in the Company SEC Documents have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as otherwise noted therein and except that the quarterly financial statements are subject to year end adjustment and do not contain all footnote disclosures required by
GAAP) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein.

        SECTION 4.6 Absence of Certain Changes. Except as disclosed in the Company SEC Documents or as disclosed in Section 4.6 of the Disclosure Letter, from September 30, 2000 until the date of this Agreement, (i) the Company and its Subsidiaries have conducted their operations in the ordinary course, (ii) there has not been a Material Adverse Effect and
(iii) the Company and its Subsidiaries have not taken any of the following actions:

        (a) declared, set aside or paid (other than dividends paid by Subsidiaries to the Company or other wholly-owned Subsidiaries of the Company) any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than the declaration, setting aside or payment of regular quarterly dividends not exceeding $.06 per share of Company Common Stock);

        (b) incurred any material indebtedness for money borrowed or issued or sold any debt securities or warrants or rights to acquire any debt securities of the Company or its Subsidiaries or guaranteed any material indebtedness for money borrowed other than under credit facilities in the ordinary course of business and other than borrowings in the ordinary course of business that can be repaid at any time without prepayment penalty or other similar fees;

        (c) granted any material increase in the fringe benefits or compensation payable or to become payable by the Company to any officer or director of the Company, except for normal increases in the ordinary course of business consistent with past practice or to reflect promotions or new hires;

        (d) other than in the ordinary course of business consistent with past practice, sold, leased, mortgaged, encumbered or otherwise disposed of, any material assets (including capital stock of Subsidiaries);

        (e) has not been a constituent party in any merger or consolidation with, or purchased an equity interest in all or substantially all of the assets (which assets shall be material to the Company) of, any Person or other business organization or any division or business thereof; or

        (f) agreed to take any of the foregoing actions identified in subparagraphs (a) through (e) above.

        SECTION 4.7 Absence of Undisclosed Liabilities. Except as expressly identified in the Company SEC Documents, or as reflected or reserved against in the balance sheet dated as of December 31, 1999 or the balance sheet dated as of September 30, 2000 constituting a portion of the financial statements included in the Company's Annual Report on Form 10-K for the term ended December 31, 1999 and the Company's quarterly report filed on Form 10-Q, respectively (the "Balance Sheets") or in the notes thereto and except for liabilities in respect of Litigation (which are the subject of Section 4.10) and liabilities under Environmental Laws (which are the subject of Section 4.15), neither the Company nor any of its Subsidiaries had as of that date any liabilities which were material to the Company and its Subsidiaries taken as a whole and which were required to be set forth in the Balance Sheets or the notes thereto in accordance with GAAP. Except as disclosed in the Company SEC Documents, since September 30, 2000, the Company has not incurred any liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, except for such liabilities as would not have a Material Adverse Effect, liabilities resulting from the execution and delivery of this Agreement or relating to the transactions contemplated hereby and except for liabilities in respect of Litigation (which are the subject of Section 4.10) and liabilities under Environmental Laws (which are the subject of Section 4.15).

        SECTION 4.8 Information in Disclosure Documents. The Schedule 14D-9, the Proxy Statement (defined in Section 6.6(c)), if any, and any amendment thereof or supplement thereto (collectively, the "Company Disclosure Documents"), will not contain, at the date mailed to Company stockholders, any false or misleading statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, and the Schedule 14D-9 and the Proxy Statement, if any, will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder; except that no representation is made by the Company with respect to statements made in the Schedule 14D-9 and the Proxy Statement, if any, based on information supplied by Parent or Acquisition Subsidiary for inclusion in the Schedule 14D-9 and the Proxy Statement, if any.

        SECTION 4.9  Employee Benefit Plans; ERISA.

        (a) Section 4.9(a) of the Disclosure Letter contains a true and complete list of each material "employee benefit plan" as defined in
Section 3(3) of ERISA and each bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock award, severance or termination benefit, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, each employment, retention or severance agreement or arrangement which cannot be terminated in fewer than three months or without liability exceeding the greater of one month's salary or one week of salary for each year of service and each other material employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of
Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or former employee or director of the Company or any ERISA Affiliate employed in the United States (the "Plans").

        (b) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a liability under such Title, other than liability for contributions due in the ordinary course and premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which contributions and premiums have been paid when due) except for such liabilities that would not have a Material Adverse Effect.

        (c) No Plan that is an "employee benefit plan," as defined in
Section 3(3) of ERISA (an "ERISA Plan"), is a "multiemployer pension plan," as defined in Section 3(37) of ERISA, nor is any ERISA Plan a plan described in Section 4063(a) of ERISA.

        (d) No ERISA Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the Closing Date. Each ERISA Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified (or timely application has been made therefor); no event has occurred since the date of such determination that would materially adversely affect such qualification; and each trust maintained thereunder has been determined by the Internal Revenue Service to be exempt from taxation under Section 501(a) of the Code. All contributions or other payments required to have been made by Company and its Subsidiaries to or under any Plan by applicable law or the terms of such Plan have been timely and properly made. Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code except where a failure to so operate or administer would not have a Material Adverse Effect. There are no pending, or to the knowledge of the Company, threatened, material claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

        (e) Except as disclosed in Schedule 4.9(e) of the Disclosure Letter or in connection with equity compensation or otherwise disclosed or referred to in this Section 4.9 (or in Section 4.9 of the Disclosure Letter), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, without further action (i) result in any payment becoming due to any current or former employee or director of Company and its Subsidiaries, (ii) increase any benefits under any Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits, (iv) satisfy any condition or requirement entitling any current or former employee or director of Company and its Subsidiaries to additional rights or features with respect to any benefits, or (v) result in any payment becoming due by the Company or any of its Subsidiaries or Acquisition Subsidiary that would be subject to Sections 162(m), 280G or 4999 of the Code.

        (f) Section 4.9(f) of the Disclosure Letter identifies each Employment Agreement containing a provision for "Good Reason" or similar terms relating to the potential termination of the employee's employment with the Company in connection with the consummation of the Offer or the Merger. Neither the Company nor its Subsidiaries has taken any corporate action acknowledging that an individual party to a Listed Employee Agreement will have, upon consummation of the Offer or the Merger, "Good Reason" or a similar right (as that term is defined in such Listed Employee Agreement) to terminate his or her employment thereunder with the Company.

        (g) With respect to each Plan that is not subject to United States law (a "Foreign Plan"):

               (i) Except as disclosed in Schedule 4.9(g) of the Disclosure Letter, with respect to each Foreign Plan, any liability for accrued benefit obligations has been funded (through insurance or otherwise) or a book reserve account has been established (in each case sufficient to procure or provide for the accrued benefit obligations in accordance with GAAP), and each such account is reflected on the Balance Sheets except for such liability for accrued benefit obligations incurred in the ordinary course of business consistent with past practice since December 31, 1999 or otherwise disclosed in the Company SEC Documents; and

               (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

        SECTION 4.10 Litigation; Compliance with Law.

        (a) Except as expressly identified in the Company SEC Documents or
Section 4.10 of the Disclosure Letter and except for claims under Environmental Laws (which are the subject of Section 4.15), there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries which, individually or together with other suits, claims, actions, proceedings or investigations involving related or substantially similar allegations, would have a Material Adverse Effect.

        (b) Except as expressly identified in the Company SEC Documents and except for Environmental Laws (which are the subject of Section 4.15), the operations of the Company and its Subsidiaries are not being conducted in violation of any law, statute, regulation, judgment, decree, order or injunction of any Governmental Entity, except where such violations would not have a Material Adverse Effect.

        (c) The Company and its Subsidiaries hold all licenses, permits, variances and approvals of Governmental Entities necessary for the lawful conduct of their respective businesses as currently conducted except for licenses, permits, variances or approvals under Environmental Laws (which are the subject of Section 4.15) and except where the failure to hold such licenses, permits, variances or approvals would not, individually or in the aggregate, have a Material Adverse Effect.

        (d) Except as set forth in Schedule 4.10(d) of the Disclosure Letter, or as set forth in the Balance Sheets, neither the Company nor any of its Subsidiaries has, as of the date therein, any liabilities associated with the matters contemplated by this Section 4.10 which would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, except for such liabilities as would not, individually or in the aggregate, have a Material Adverse Effect.

        SECTION 4.11 Intellectual Property. The Company and its Subsidiaries own free and clear of any Lien, other than Permitted Exceptions, or possess licenses or other valid rights to use, all patents, patent rights, domain names, trademarks (registered or unregistered), trade dress, trade names, copyrights (registered or unregistered), service marks, trade secrets, know-how and other confidential or proprietary rights and information, inventions, processes, formulae, as well as all goodwill symbolized by any of the foregoing (collectively, "Intellectual Property") necessary in connection with the business of the Company and its Subsidiaries as currently conducted, except where the failure to possess such rights or licenses would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in Section 4.11 of the Disclosure Letter, (i) the conduct, products or services of the business of the Company and its Subsidiaries as currently conducted do not infringe upon any Intellectual Property of any third party except where such infringement would not, individually or in the aggregate, have a Material Adverse Effect, (ii) there are no claims or suits pending or for which written notice has been provided or, to the knowledge of the Company, threatened (A) alleging that the Company's or its Subsidiaries' conduct, products or services infringe upon any Intellectual Property of any third party except where such infringement would not, individually or in the aggregate, have a Material Adverse Effect, or (B) challenging the Company's or its Subsidiaries' ownership of, right to use, or the validity or enforcement of any license or other agreement relating to, the Company's and its Subsidiaries' Intellectual Property, and (ii) to the knowledge of the Company, no Person is infringing upon any Intellectual Property of the Company or its Subsidiaries except where such infringement would not, individually or in the aggregate, have a Material Adverse Effect. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or any encumbrance on, the rights of the Company or any Subsidiary with respect to the Intellectual Property owned or used by them, except where such loss or encumbrance would not, individually or in the aggregate, have a Material Adverse Effect. All Intellectual Property necessary in connection with the business of the Company and its Subsidiaries is valid, subsisting, enforceable and, where applicable, has been properly maintained, except as would not, individually or in the aggregate, have a Material Adverse Effect.

        SECTION 4.12  Identified Contracts.

        Other than the contracts or agreements of the Company included as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, or subsequently filed with the SEC under the Exchange Act, and contracts or agreements between the Company and its wholly-owned Subsidiaries or between wholly-owned Subsidiaries of the Company, Section
4.12 of the Disclosure Letter lists each of the contracts and agreements to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, which are: (i) material contracts and agreements between the Company and any of its affiliates; (ii) shareholder, voting trust or similar contracts and agreements relating to the voting of shares or other equity interests of the Company or any of its Subsidiaries or (iii) agreements, contracts, understandings or arrangements between the Company or any of its Subsidiaries and the Trust or the Manville Property Damage Settlement Trust (collectively, "Company Trust Agreements").

        SECTION 4.13  Real Property.

        (a) Section 4.13(a) of the Disclosure Letter sets forth a complete list of (i) all real property and interests in real property owned in fee by the Company and its Subsidiaries (individually, an "Owned Property" and collectively, the "Owned Properties"), and (ii) all real property and interests in real property leased, subleased, or otherwise occupied by the Company and its Subsidiaries as lessee with annual lease payment obligations in excess of $500,000 (individually, a "Leased Property" and collectively, the "Leased Properties," such Leased Properties, together with the Owned Properties, being referred to herein individually as a "Company Property" and collectively as the "Company Properties").

        (b) Owned Properties. Except as set forth in Section 4.13(b) of the Disclosure Letter, the Company and its Subsidiaries have good, marketable and valid fee simple title to all Owned Properties and all buildings, structures and other improvements located thereon, free and clear of all Liens, except the Permitted Exceptions.

        (c) Leases. Except as set forth in Section 4.13(c) of the Disclosure Letter, the Company and its Subsidiaries have valid and binding leasehold interests in and to the Leased Properties and all buildings, structures or other improvements located thereon pursuant to the leases, licenses and occupancy agreements listed on Section 4.13(a)(ii) of the Disclosure Letter (each, a "Real Property Lease" and collectively, the "Real Property Leases"), subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

        SECTION 4.14  Taxes.

        (a) Except as set forth in Section 4.14 of the Disclosure Letter:
(i) All material Returns (as defined in Section 4.14(b) below) required to be filed with any taxing authority by the Company and its Subsidiaries have been filed in accordance with all applicable laws; (ii) the Company and its Subsidiaries have timely paid all Taxes (as defined in Section 4.14(b) below) shown as due and payable on the Returns and as of the time of filing the Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Company and its Subsidiaries in all material respects; (iii) the Company and its Subsidiaries have made provision for all material Taxes payable by the Company, its Subsidiaries and the Trust, insofar as the Company is responsible for the Taxes of the Trust, for which no Return has yet been filed or in respect of which a final determination has not yet been made;
(iv) the charges, accruals and reserves for Taxes with respect to the Company, its Subsidiaries and the Trust, insofar as the Company is responsible for the Taxes of the Trust, reflected in the Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) to the knowledge of the Company there is no action, suit, proceeding, investigation, audit or claim pending or threatened, against or with respect to the Company or any of its Subsidiaries in respect of any Tax; (vi) no material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that have not been fully paid or are not adequately reserved for in the most recent financial statements contained in the Company SEC Documents; (vii) none of the Company or any of the Company's Subsidiaries has waived any statute of limitations or agreed to any extension of time within which to file any Return, or to pay any material Taxes which such statute of limitations has not expired or Return or Taxes have not since been timely filed or paid; (viii) none of the Company or any of the Company's Subsidiaries is party to or is bound by any Tax sharing, Tax indemnity or similar agreement with respect to Taxes pursuant to which it will have any obligation to make any payment after the Closing Date; (ix) since January 1, 1995 none of the Company nor any of the Company's Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision or any similar provision of state, local or foreign Tax law; (x) each of the Company and the Company's Subsidiaries has withheld and paid over all material Taxes required to be withheld in connection with any amounts paid over or owing to any employee, creditor, independent contractor or other third party; (xi) no claim has been made in writing by a Taxing authority in a jurisdiction where any of the Company or the Company's Subsidiaries does not file Returns to the effect that the Company or the Company's Subsidiaries is or may be subject to Taxation by that jurisdiction; (xii) since January 1, 1996 neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code; (xiii) the Company has not made an election described in Notice 88-67 to treat the Convertible Preferred Stock as "not stock" and an "interest similar to an option"; (xiv) on its 1987 consolidated federal income Tax Return, the Company elected under Section 468B of the Internal Revenue Code of 1954, as amended (the "1954 Code") to treat the Designated Settlement Fund (as defined in Section 4.14(b) below) as a designated settlement fund within the meaning of Section 468B of the 1954 Code; (xv) each of PLR 9146049 and PLR 9534031 remains in full force and effect and neither the Company nor any of its Subsidiaries is aware of any facts that may affect the continuing validity of such rulings; (xvi) all transfers of money or property to the Designated Settlement Fund were pursuant to the Reorganization Plan (as defined in Section 4.21 hereof); and (xvii) the Company is not (and has not been for five years) a "U.S. real property holding corporation" within the meaning of Section 897 of the Code.

        (b) As used in this Agreement:

               (i) the term "Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes or any amendment thereto, and including any schedule or attachment thereto;

               (ii) the term "Tax" or "Taxes" shall mean all federal, state, local or foreign taxes, assessments, duties, levies or similar charges of any kind including, without limitation, all income, payroll, withholding, unemployment insurance, social security, sales, use, service, leasing, excise, franchise, gross receipts, value added, alternative or add-on minimum, estimated, occupation, real and personal property, stamp, duty, transfer, workers' compensation, severance, windfall profits, or other Tax, charge, fee, levy or assessment of the same or of a similar nature, including any interest, penalty or addition thereto, whether disputed or not; and

               (iii) the term "Designated Settlement Fund" shall mean the non-grantor trust portion of the settlement fund established pursuant to Section 180 7(a)(7)(c) of the Tax Reform Act of 1986 for claimants against the Company, which filed a petition for reorganization under chapter 11 of title 11, United States Code, on August 26, 1982.

        SECTION 4.15  Environmental Matters.

        (a) Except as set forth in the Company SEC Documents or as disclosed in Section 4.15(a) of the Disclosure Letter or conditions which would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries have been during the past five years and are in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined) which compliance includes the possession of material permits, licenses and governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof and the Company is not aware of any facts, circumstances or conditions that would reasonably be expected to interfere with such continued compliance with existing Environmental Laws or require material capital expenditures to maintain such compliance with existing Environmental Laws.

        (b) Except as set forth in the Company SEC Documents or as disclosed in Section 4.15(b) of the Disclosure Letter or conditions which would not, individually or in the aggregate, have a Material Adverse Effect, there are no Environmental Claims (as hereinafter defined) pending or, to the knowledge of the Company, threatened, against the Company or its Subsidiaries.

        (c) Except as disclosed in Section 4.15(c) of the Disclosure Letter, and except for costs associated with ongoing environmental management of the Company's operations in the ordinary course of business, including those costs reflected in the Company's environmental reserves, the Company is not subject to any outstanding Environmental Costs and Liabilities and, there are not, to the knowledge of the Company, any facts, circumstances or conditions relating to, arising from, associated with or attributable to the operations of the Company or any Subsidiary or any real property currently or formerly owned, operated or leased by or on behalf of the Company or any Subsidiary, including any Release (as defined in this Section 4.15) of Hazardous Substances (as defined in this Section 4.15), that in each case, would, individually or in the aggregate, have a Material Adverse Effect.

        (d) Except as disclosed in Section 4.15(d) of the Disclosure Letter, none of the Company or its Subsidiaries has (i) entered into or agreed to any consent decree, order or agreement with any third party or governmental agency under any Environmental Law or (ii) is subject to any judgment, decree, or order issued pursuant to Environmental Laws and requiring the Company to undertake any investigation, remediation or monitoring as a result of Hazardous Substances in the soil or groundwater, which in either case are both outstanding and, individually or in the aggregate, would have a Material Adverse Effect.

        (e) Except as disclosed in Section 4.15(e) of the Disclosure Letter, to the knowledge of the Company, there are not now on, in or under any real property owned or operated by the Company or any Subsidiary (x) any underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Substances, (y) any exposed friable asbestos-containing materials, or (z) any polychlorinated biphenyls, the presence of which, individually or in the aggregate, would have a Material Adverse Effect.

        (f) Except as disclosed on Schedule 4.15(f) of the Disclosure Letter, the transactions contemplated under this Agreement do not require the filing of any notice with or the approval of any Governmental Entity with jurisdiction over environmental or health or safety matters under any Environmental Property Transfer Law except where the failure to make such filings would not, individually or in the aggregate, have a Material Adverse Effect.

        (g) Except as set forth in Schedule 4.15(g) of the Disclosure Letter, or as set forth in the Balance Sheets, neither the Company nor any of its Subsidiaries has, as of the date therein, any liabilities associated with the matters contemplated by this Section 4.15 which would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP except for such liabilities as would not, individually or in the aggregate, have a Material Adverse Effect.

        (h) Parent and Acquisition Subsidiary acknowledge that the representations and warranties contained in this Section 4.15 are the only representations and warranties being made by the Company with respect to compliance with, or liability or claims under, Environmental Laws or with respect to permits issued or required under Environmental Laws, that no other representation by the Company contained in this Agreement shall apply to any such matters and that no other representation or warranty, express or implied, is being made with respect thereto.

        As used in this Agreement:

               (i) the term "Environmental Claim" means any claim, lien, action, demand, proceeding, investigation or written notice to the Company or its Subsidiaries by any person or entity alleging non-compliance with or potential liability (including potential liability for investigatory costs, clean-up costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (a) the presence, or Release into the environment, of any Hazardous Substance (as hereinafter defined) at any location, whether or not owned or operated by the Company or its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation of any applicable Environmental Law;

               (ii) the term "Environmental Costs and Liabilities" means any and all losses, Liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and remedial action) arising from or under any Environmental Law or any agreement with any Governmental Entity or other Person thereunder or pursuant thereto;

               (iii) the term "Environmental Laws" means all federal, state, local and foreign laws including statutes, codes, ordinances, rules, regulations or other legal requirements, as in effect and as interpreted as of the date hereof, relating to pollution or protection of the environment or natural resources, including, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances; and includes the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.ss. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C.ss.1801 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.ss.6901 et seq., the Clean Water Act, 33 U.S.C.ss.1251 et seq., the Clean Air Act, 33 U.S.C.ss.2601 et seq., the Toxic Substances Control Act, 15 U.S.C.ss.2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.ss.136 et seq., the Oil Pollution Act of 1990, 33 U.S.C.ss.2701 et seq. and the Occupational Safety and Health Act, 29 U.S.C.ss.651 et seq., to the extent it regulated exposure to Hazardous Substances, as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes;

               (iv) the term "Environmental Property Transfer Laws" means any federal, state, local or foreign laws, statutes, codes, ordinances, rules, regulations or other legal requirements relating to the environment or natural resources, which condition the transfer of assets, real estate, or stock on the approval of or the need to notify a Governmental Authority having jurisdiction over the environment or natural resources, including, but not limited to the New Jersey Industrial Site Recovery Act, the Connecticut Property Transfer Law, the Indiana Responsible Property Transfer Law, and the Illinois Responsible Property Transfer Act;

               (v) the term "Hazardous Substance" means any and all substances, wastes or materials regulated as hazardous, toxic, radioactive, a pollutant, contaminant or words of similar import under any Environmental Law, including, but not limited to, oil and petroleum products, asbestos and asbestos-containing materials or polychlorinated biphenyls; and

               (vi) the term "Release" means any release, spill, emission, migration, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

        SECTION 4.16  Labor Matters.

        (a) Except as set forth in Section 4.16(a) of the Disclosure Letter, the Company and its Subsidiaries are not a party to any labor or collective bargaining agreement, and no employees of the Company or any of its Subsidiaries are represented by any labor organization.

        (b) Except as set forth in Section 4.16(b) of the Disclosure
Letter: (i) to the knowledge of the Company, there are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances or other labor disputes pending or threatened in writing against or involving the Company or any Subsidiary that would, individually or in the aggregate, have a Material Adverse Effect; (ii) within the three years prior to the date hereof, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and (iii) within the three years prior to the date hereof, to the knowledge of the Company, there have been no organizing activities involving the Company and its Subsidiaries with respect to any group of employees of the Company or any of its Subsidiaries.

        (c) Except as set forth in Section 4.16(c) of the Disclosure Letter, there has been no "mass layoff" or "plant closing" as defined by Worker Adjustment Retraining and Notification Act with respect to the Company and its Subsidiaries within the six (6) months prior to Closing.

        SECTION 4.17 Required Vote by Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote hereon, if required under the DGCL, will be the only vote of any class of capital stock of the Company required by the DGCL, the Restated Certificate of Incorporation or the By-Laws of the Company to adopt this Agreement and approve the Merger ("Required Vote") in the event that the Merger may not be effected pursuant to Section 253 of the DGCL.

        SECTION 4.18 Board Recommendation. On the date hereof, the Board, at a meeting duly called and held, by the vote of the directors present at such meeting, (i) approved this Agreement, the Offer, the Merger and the other transactions contemplated hereby, (ii) determined that this Agreement, the Offer and the Merger are advisable and (iii) resolved to recommend that the holders of shares of Company Common Stock tender their shares of Company Common Stock in the Offer and vote to adopt this Agreement and approve the Merger.

        SECTION 4.19 Brokers. Except for J.P. Morgan Securities Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company is solely responsible for the fees and expenses of J.P. Morgan Securities Inc. which fees and expenses shall be paid by the Company at the Closing. The Company's arrangements with J.P. Morgan Securities Inc. have been disclosed to Acquisition Subsidiary prior to the date hereof.

        SECTION 4.20 Opinion of Financial Advisor. The Company has received the opinion of J.P. Morgan Securities Inc., as of the date hereof, to the effect that the consideration to be received in the Offer and the Merger by holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to holders of shares of Company Common Stock other than the Trust.

        SECTION 4.21 Injunction. The Injunction (as such term is defined in the Manville Corporation Second Amended and Restated Plan of Reorganization, dated November 28, 1988 ("Reorganization Plan")) has not been vacated or modified in whole or in part (nor, as of the date hereof, does the Company know of any actions or proceedings pending or threatened seeking to modify it in whole or in part), and it is valid, binding and enforceable against any and all Claims (as such term is defined in the Reorganization Plan), including any and all AH Claims and Other Asbestos Claims (as each such term is defined in the Reorganization Plan).

        SECTION 4.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its affiliates.

                                 ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PARENT
                         AND ACQUISITION SUBSIDIARY

        Parent and Acquisition Subsidiary represent and warrant to the Company as follows:

        SECTION 5.1 Organization. Each of Parent, Acquisition Subsidiary, and their respective Subsidiaries is a corporation duly organized, validly existing, and in good standing (but, with respect to Subsidiaries not organized in the United States, only to the extent such concept is applicable) under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so organized, existing and in good standing or to have such power and authority, or to be so qualified or licensed would not have a material adverse effect on the business, results of operations or financial condition of Parent or Acquisition Subsidiary or materially impair or delay the consummation of the transactions contemplated by this Agreement. Parent has previously made available to the Company complete and correct copies of each of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Acquisition Subsidiary, in each case, as currently in effect.

        SECTION 5.2 Authorization; Validity of Agreement. Each of Parent and Acquisition Subsidiary has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Acquisition Subsidiary of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the respective boards of directors of Parent and Acquisition Subsidiary, and by Parent as the sole stockholder of Acquisition Subsidiary, and no other corporate proceedings on the part of Parent or Acquisition Subsidiary are necessary to authorize the execution and delivery of this Agreement by Parent and Acquisition Subsidiary and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Acquisition Subsidiary and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Acquisition Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

        SECTION 5.3  Consents and Approvals; No Violations.

        (a) Neither the execution and delivery of this Agreement by Parent or Acquisition Subsidiary nor the consummation by Parent or Acquisition Subsidiary of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or by-laws of Parent or Acquisition Subsidiary, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, contract, agreement or other instrument or obligation to which such company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such company, any of its Subsidiaries or any of its properties or assets; except in the case of clauses (ii) and (iii) for violations, breaches or defaults which would not have a material adverse effect on the business, results of operations or financial condition of Parent or Acquisition Company and its Subsidiaries, taken as a whole, or materially impair or delay the consummation of the transactions contemplated by this Agreement.

        (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Parent or Acquisition Subsidiary or the consummation by Parent or Acquisition Subsidiary of the transactions contemplated hereby, except (i) applicable requirements under Competition Laws, (ii) applicable requirements under the Exchange Act, (iii) the filing of the Certificate of Merger with the Secretary of State, (iv) applicable requirements under corporation or "blue sky" laws of various states or non-United States change-in-control laws or regulations, (v) applicable requirements under Environmental Laws and (vi) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not have a material adverse effect on the business, results of operations or financial condition of such Parent or Acquisition Company and its Subsidiaries, taken as a whole, or materially impair or delay the consummation of the transactions contemplated by this Agreement.

        SECTION 5.4 Information in Disclosure Documents. The Schedule TO will not contain, at the date mailed to Company stockholders, any false or misleading statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, and the Schedule TO will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. None of the information supplied by Parent or Acquisition Subsidiary in writing for inclusion in the Company Disclosure Documents, will contain, at the date mailed to stockholders and at the time of the Special Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        SECTION 5.5 Financing. Parent and Acquisition Subsidiary have sufficient funds available through cash or cash equivalents on hand and available borrowings under existing credit facilities to consummate the Offer and the Merger on the terms contemplated by this Agreement.

        SECTION 5.6 Beneficial Ownership of Shares. None of Parent, Acquisition Subsidiary nor any of their affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) is an "interested stockholder" (as defined in Section 203 of the DGCL) or "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) more than 5% of the outstanding shares of Company Common Stock or any securities convertible into or exchangeable for Company Common Stock.

        SECTION 5.7 No Broker. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Subsidiary.

        SECTION 5.8 No Prior Activities. Except as contemplated by this Agreement, Acquisition Subsidiary has not engaged, directly or indirectly, in any business activities of any type or kind.

        SECTION 5.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither Acquisition Subsidiary nor Parent nor any other Person makes any other express or implied representation or warranty on behalf of Acquisition Subsidiary or Parent.

                                 ARTICLE VI

                                 COVENANTS

        SECTION 6.1 Interim Operations of the Company. The Company covenants and agrees as to itself and its Subsidiaries that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to
Section 8.1 hereof, except as (i) expressly contemplated by this Agreement,
(ii) required by applicable law or by any contract or agreement disclosed in the Disclosure Letter, (iii) described in Section 6.1 of the Disclosure Letter or (iv) agreed to in writing by Parent or Acquisition Subsidiary, after the date hereof and prior to the Effective Time:

        (a) the business of the Company and its Subsidiaries will be conducted only in the ordinary course and, to the extent consistent therewith, the Company will use its commercially reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries and keep available the services of their current officers and employees and preserve and maintain existing relations with customers, suppliers, officers, employees and creditors;

        (b) the Company will not, nor will it permit any of its Subsidiaries to, enter into any significant new line of business outside the building products industry;

        (c) neither the Company nor its Subsidiaries will amend its certificate of incorporation, by-laws or similar organizational documents, except as contemplated by the transactions contemplated hereby;

        (d) the Company shall not and shall not permit its Subsidiaries to declare, set aside or pay (other than dividends paid by Subsidiaries to the Company or other wholly-owned Subsidiaries of the Company) any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than the declaration, setting aside or payment of regular quarterly dividends not exceeding $.06 per share of Company Common Stock);

        (e) neither the Company nor its Subsidiaries shall (i) adjust, split, combine or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances of shares of Company Common Stock pursuant to securities, options, warrants, calls, commitments or rights existing at the date hereof and disclosed to Acquisition Subsidiary (including as disclosed in the Company SEC Documents); (ii) incur any indebtedness for money borrowed or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or its Subsidiaries or guarantee any indebtedness for money borrowed other than under credit facilities existing on the date hereof in the ordinary course of business and other borrowings in the ordinary course of business that can be repaid at any time without prepayment penalty or other similar fees; or (iii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock for aggregate consideration in excess of $140,000,000, provided that any acquisition by the Company of shares of Company Common Stock held by the Trust shall take place no later than December 31, 2000 and shall be at a price per share not in excess of the Merger Consideration;

        (f) other than in the ordinary course of business consistent with past practice, the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, mortgage, encumber or otherwise dispose of, any assets (including capital stock of Subsidiaries) with an aggregate value of more than $5,000,000, other than sales of obsolete assets;

        (g) the Company shall not (i) be a constituent party in any merger or consolidation, (ii) permit any of its Subsidiaries to be a constituent party in any merger or consolidation or (iii) purchase or permit any of its Subsidiaries to purchase any equity interest in all or substantially all of the assets of, any Person or other business organization or any division or business thereof, except in the cases of clauses (ii) and (iii) if the aggregate amount of the consideration paid or transferred by the Company in connection with all such transactions would not exceed $5,000,000; provided however, this Section 6.1(g) shall not prohibit the Company from purchasing inventory in the ordinary course of business;

        (h) neither the Company nor its Subsidiaries shall (i) except for normal increases in the ordinary course of business consistent with past practice or to reflect promotions or new hires, grant any material increase in the fringe benefits or compensation payable or to become payable by the Company or any of its Subsidiaries to any officer or director; (ii) adopt, amend or otherwise materially increase, or accelerate the payment or vesting of the amounts payable or to become payable to any officer or director of the Company or any of its Subsidiaries under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock appreciation right, restricted stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; or (iii) enter into or amend in any material respect any existing employment or severance agreement with, or, except in accordance with the existing written policies of the Company or existing contracts or agreements, grant any severance or termination pay to any officer or director of the Company or any of its Subsidiaries;

        (i) the Company shall file all reports required to be filed by it with the SEC and the New York Stock Exchange between the date of this Agreement and the Effective Time;

        (j) neither the Company nor its Subsidiaries shall change the accounting principles used by it in effect as of the date hereof unless required by GAAP (or, if applicable with respect to Subsidiaries, foreign generally accepted accounting principles) or applicable law;

        (k) except in the ordinary course of business consistent with past practice, the Company shall not, nor shall it permit any of its Subsidiaries to, (i) except as set forth in clause (ii) below, pay, discharge or satisfy any material claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any material payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of Identified Contracts as in effect on the date hereof or (ii) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the aggregate amount paid (after giving effect to insurance proceeds) does not exceed $5,000,000;

        (l) except for the agreements listed in Section 6.1(l) of the Disclosure Letter, the Company shall not, nor shall it permit any of its Subsidiaries to, enter into or modify any collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement;

        (m) the Company shall not, nor shall it permit any of its Subsidiaries to, engage in any transaction with, or enter into or amend in any material respect any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates, including any transaction, agreement, arrangement or understanding with any affiliate or other person covered under Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404 other than such transactions of the same general nature, scope and magnitude as are disclosed in the Company SEC Documents;

        (n) other than in the ordinary course of business consistent with past practice or as required by law, the Company and its Subsidiaries shall not make any Tax election, amend any Return or settle or compromise any Tax liability or make any Tax payments; and

        (o) neither the Company nor its Subsidiaries will enter into an agreement, contract, commitment or arrangement that if completed would be in contravention of any of the foregoing.

        SECTION 6.2  Acquisition Proposals.

        (a) The Company agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and the Company and its Subsidiaries shall instruct their respective officers or directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives not to (i) initiate, solicit, encourage or knowingly facilitate the making of any Acquisition Proposal (as hereinafter defined) or (ii) except as permitted below, engage in negotiations or discussions with, or furnish any non-public information or data to, any third party relating to an Acquisition Proposal (other than the transactions contemplated by this Agreement). Notwithstanding anything to the contrary contained in this Agreement, until the acceptance for payment of shares of Company Common Stock in the Offer, and subject to the provisions of Section 6.2(b) and (c), the Company and the Board (i) may participate in negotiations or discussions (including, as a part thereof, making any counterproposal) with or furnish information or data to any third party pursuant to a customary confidentiality agreement, if the Board determines in good faith, after receiving the advice of its financial advisors, that a third party has made after the date hereof a Superior Proposal or an Acquisition Proposal that the Board concludes would be reasonably likely to constitute a Superior Proposal (and such Acquisition Proposal was not solicited by the Company or any director, affiliate or agent of the Company at the explicit or implicit direction of the Company),
(ii) shall be permitted to (X) take and disclose to the holders of the Company Common Stock a position with respect to the Merger or another Acquisition Proposal (including a Superior Proposal), or amend or withdraw such position, if, based on the advice of independent counsel, the Board determines that such action is required pursuant to Rules 14d-9 and 14e-2 under the Exchange Act and (Y) make disclosure to stockholders as the Board determines after consultation with independent counsel is necessary to comply with the Board's duties under applicable law and (iii) shall be permitted to request from any Person making an Acquisition Proposal such information as may be necessary for the Board to inform itself as to the material terms of the Acquisition Proposal. Immediately after the execution and delivery of this Agreement, the Company and its Subsidiaries will, and will instruct their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform its officers, directors, investments bankers, attorneys, accountants, financial advisors, agents or other representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this
Section 6.2(a).

        (b) In addition to the obligations of the Company set forth in paragraph (a) above, the Company shall advise Acquisition Subsidiary orally and in writing by the end of the next Business Day, but in no event more than 36 hours after its receipt, of any written request for information or of any Acquisition Proposal and the material terms and conditions of such request or Acquisition Proposal and the identity of the person making any such request or Acquisition Proposal and any determination by the Board that an Acquisition Proposal is a Superior Proposal or would be reasonably likely to constitute a Superior Proposal. The Company will keep Acquisition Subsidiary reasonably informed as to the status and material terms and conditions of any such request or Acquisition Proposal.

        (c) If the Board is entitled to engage in negotiations or discussions with, or furnish any information or data to, any third party on the terms contemplated in Section 6.2(a), the Board may, prior to the acceptance for payment of shares of Company Common Stock tendered in the Offer, (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Acquisition Subsidiary, the approval or recommendation by the Board of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, a Superior Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to a Superior Proposal. The Board may only take the actions described in clause (iii) of this subparagraph (c) if this Agreement has terminated in accordance with the procedures contemplated in Section 8.1(d), including following the expiration of the five Business Day period contemplated therein and the Company having paid any required Termination Fee and Expenses as contemplated therein.

        (d) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide proposal for the (i) direct or indirect acquisition or purchase of a business or assets that constitutes 15% or more of the net revenues, net income or the assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 15% or more of any class of equity securities or capital stock of the Company or any of its Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any person or persons beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The term "Superior Proposal" shall mean any bona fide proposal to the Company, which was not solicited by the Company or any director, affiliate or agent of the Company at the explicit or implicit direction of the Company, to enter into an Acquisition Proposal made by a third party on terms and conditions which the Board determines in its good faith judgment, after receiving the advice of its financial advisors, to be more favorable to the holders of the Company Common Stock from a financial point of view than the transactions contemplated hereby (taking account of all of the terms thereof, including price, likelihood of financing being obtained and likelihood and expected timing of consummation).

        SECTION 6.3 Access to Information. From the date of this Agreement until the Effective Time, the Company shall and shall cause each of its Subsidiaries to afford to Acquisition Subsidiary and its officers, employees, accountants, counsel and its authorized representatives reasonable access during normal business hours upon reasonable prior notice to all of its books, records, assets, properties (provided that no environmental testing may be performed) and operations and, during such period, the Company shall furnish promptly to Acquisition Subsidiary (i) a copy of each report, letter, registration statement and other document filed or received by it during such period pursuant to the requirements of the Exchange Act, (ii) a copy of all correspondence, including pleadings, relating to the obtaining of the order referred to in paragraph (iii)(d) of Annex A and (iii) such other information used in the operation of its business as Acquisition Subsidiary may reasonably request and the provision of which is not inconsistent with applicable laws and would not breach any agreements. Acquisition Subsidiary and its authorized representatives will conduct all such inspections in a manner which will minimize any disruptions of the business and operations of the Company and its Subsidiaries. Until the Effective Time, each of Parent and Acquisition Subsidiary will hold such information confidential and will not disclose such information to any third party other than their officers, directors, employees, agents and advisors and other representatives who need to know such information in connection with the transactions contemplated hereby (their "Representatives"), or use it for any purpose other than in connection with the transactions contemplated hereby, except to the extent it is required to do so by legal process following notice to the Company, and will cause such information to be so held by their Representatives. Upon a termination of this Agreement pursuant to Section 8.1, Parent, Acquisition Subsidiary and its Representatives shall return to the Company (and hold confidential) all information provided pursuant to this Section
6.3 and all materials in their possession reflecting such information.

        SECTION 6.4  Further Action; Commercially Reasonable Efforts.

        (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings. Each of the parties hereto will furnish to the other parties and to the Trust such necessary information and reasonable assistance as such other parties or the Trust may reasonably request in connection with the foregoing and will provide the other parties with copies of all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

        (b) Parent, Acquisition Subsidiary and the Company shall use their respective commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the laws, rules, guidelines or regulations of any Governmental Entity. Without limiting the foregoing, the Company and Parent shall, as soon as practicable, file or cause to be filed Notification and Report Forms under the HSR Act (as defined below) with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

        (c) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Surviving Corporation shall take or cause to be taken all such necessary action.

        (d) Each of the parties shall use commercially reasonable efforts to prevent the entry of, and to cause to be discharged or vacated, any order or injunction of a Governmental Entity precluding, restraining, enjoining or prohibiting consummation of the Merger.

        SECTION 6.5  Employee Benefits.

        (a) The Surviving Corporation shall, and Parent agrees not to interfere with the ability of the Surviving Corporation to honor, and to make required payments when due under, all contracts, agreements, arrangements, policies, plans and commitments of the Company and its Subsidiaries in effect as of the date hereof which are applicable with respect to any employee, officer, director or executive or former employee, officer, director or executive of the Company or any Subsidiary thereof, including the Benefit Plans in existence as of the date hereof. Nothing herein shall be construed to prohibit the Surviving Corporation from amending or terminating such contracts, agreements, arrangements, policies, plans and commitments in accordance with the terms thereof and with applicable law.

        (b) The Surviving Corporation shall, and Parent agrees not to interfere with the ability of the Surviving Corporation to, assume each employment, retention, consulting or severance agreement or arrangement that was entered into by and between the Company and any employee, officer, director or executive or former employee, officer, director or executive of the Company or any Subsidiary thereof and that is in effect as of the date hereof and has been made available to Acquisition Subsidiary as of the date hereof.

        (c) The Surviving Corporation hereby agrees, and Parent agrees not to interfere with the ability of the Surviving Corporation, after the Effective Time, to continue to maintain until the first anniversary of the Closing Date the core benefits identified on Schedule 6.5 of the Disclosure Letter for the benefit of employees and former employees of the Company and its Subsidiaries which in the aggregate provide benefits that are not materially less favorable taken as a whole (on a value or cost basis) than those provided to them under the Benefit Plans on the date hereof (it being understand that there shall be no obligation to maintain plans that provide for the issuance of any equity securities in the Surviving Corporation). In addition, the Surviving Corporation hereby agrees, and Parent agrees to cause the Surviving Corporation, for a period of eighteen months immediately following the Effective Time, to continue to maintain the Company Separation Policy as in effect on the date hereof, without any amendment thereto which is adverse to the participants therein.

        (d) For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by the Surviving Corporation and its Subsidiaries, the Surviving Corporation shall cause, and Parent agrees not to interfere with the ability of the Surviving Corporation to cause, each such plan, program or arrangement to treat the prior service with the Company and its affiliates of each person who is an employee or former employee of the Company or its Subsidiaries immediately prior to the Effective Time (a "Company Employee") (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its affiliates prior to the Effective Time) as service rendered to the Surviving Corporation, for purposes of eligibility to participate and vesting; provided, however, that any benefits provided by the Surviving Corporation under any (i) ERISA Plan, (ii) nonqualified employee benefit or deferred compensation plans, stock option, bonus or incentive plans or
(iii) other employee benefit or fringe benefit programs, that may be in effect generally for employees of the Surviving Corporation or its Subsidiaries from time to time, shall be reduced by benefits in respect of the same years of service under analogous plans, programs and arrangements maintained by or contributed to by the Company, the Surviving Corporation or their Subsidiaries. The Surviving Corporation shall (x) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans that such Company Employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the Company Employees immediately prior to the Effective Time and (y) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

        (e) The Surviving Corporation shall pay (no later than February 15,
2001) to each individual who was a participant in any of the Company's annual incentive compensation plans (each, a "Bonus Plan") immediately prior to the Effective Time, a lump sum cash payment equal to the amount approved for such individual on December 7, 2000 by the Compensation Committee of the Board of Directors.

        SECTION 6.6  Stockholders Meeting; Proxy Statement.

        (a) If required by the Company's Certificate of Incorporation and/or applicable law in order to consummate the Merger, the Company shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and By-Laws duly to call, give notice of, convene and hold a meeting of the Company's stockholders (the "Special Meeting") as promptly as practicable following the acceptance for payment of shares of Company Common Stock tendered in the Offer for purpose of considering and taking action upon this Agreement and the Merger. At the Special Meeting, all of the Company Common Stock then owned by Parent, Acquisition Subsidiary or any other subsidiary of Parent shall be voted in favor of adoption of the Agreement and to approve the Merger (subject to applicable law). Subject to the fiduciary obligations of the Board under applicable law, if such vote is sought, the Board shall recommend that the Company's stockholders vote in favor of adoption of the Agreement and to approve the Merger, shall use its commercially reasonable best efforts to solicit from stockholders of the Company proxies and shall take all other action in its judgment necessary or appropriate to secure the vote of stockholders required by the DGCL to effect the Merger. The Company shall cause such recommendation of the Board referred to in the immediately preceding sentence to be included in the Proxy Statement.

        (b) Notwithstanding Section 6.6(a), in the event that Parent, Acquisition Subsidiary or any other Subsidiary of Parent shall have acquired at least 90% of the outstanding shares of Company Common Stock tendered in the Offer or otherwise, the parties hereto agree to take all necessary or appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of shares of Company Common Stock tendered in the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

        (c) If required under applicable law, the Company shall prepare a definitive proxy statement, file it with the SEC under the Exchange Act as promptly as practicable after the acceptance for payment of shares of Company Common Stock tendered in the Offer, and use all commercially reasonable best efforts to have such proxy statement cleared by the SEC (the "Proxy Statement"). Parent, Acquisition Subsidiary and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review and comment thereon. If at any time after the date the Proxy Statement is mailed to stockholders and prior to the Special Meeting any information relating to the Company, Parent or Acquisition Subsidiary, or any of their respective affiliates, officers or directors, is discovered by the Company, Parent or Acquisition Subsidiary which is required to be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement will not include any untrue statement of a material fact or omit to state any material fact necessary make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and to the extent required by law, disseminated to the stockholders. Parent and Acquisition Subsidiary agree that (i) they will provide the Company with all information concerning Parent and Acquisition Subsidiary and their affiliates necessary or appropriate to be included in the Proxy Statement, (ii) at the Special Meeting or any postponement or adjournment thereof (or at any other meeting at which the Merger or this Agreement are considered by stockholders), they will vote, or cause to be voted, all of the shares of Company Common Stock then owned by them, or any of their Subsidiaries and affiliates, if any, in favor of adoption of this Agreement and approval of the Merger and (iii) use their commercially reasonable best efforts, after consultation with the other parties hereto to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company.

        SECTION 6.7 Directors' and Officers' Indemnification.

        (a) The certificate of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in Article VIII of the Restated Certificate of Incorporation and
Article IV of the Company's By-laws on the date of this Agreement and shall provide for indemnification to the fullest extent permitted by and in accordance with the DGCL, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved) in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement).

        (b) The Surviving Corporation shall indemnify at all times after the Effective Time each person who is now, or has been at any time prior to the date hereof, an employee, agent, director or officer of the Company or of any of the Company's Subsidiaries (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent permitted by applicable law, with respect to any claim, liability, loss, damage, cost or expense, whenever asserted or claimed ("Indemnified Liability"), based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time. Parent shall indemnify the Indemnified Parties against Indemnified Liabilities, and such indemnification shall not be limited by the DGCL; provided that such indemnification shall not be applicable to any claims made against the Indemnified Parties if a judgment or other final adjudication established that their acts or omissions were (A) committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so deliberated or (B) arising out of, based upon or attributable to the gaining in fact of any undisclosed personal financial profit or other undisclosed personal advantage to which they were not legally entitled. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Effective Time, then to the extent permitted by law, Parent shall, or Parent shall cause the Surviving Corporation to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Promptly after receipt by an Indemnified Party of notice of the assertion (an "Assertion") of any claim or the commencement of any action against him in respect to which indemnity or reimbursement may be sought against Parent, the Company, the Surviving Corporation or a subsidiary of the Company or the Surviving Corporation ("Indemnitors") hereunder, such Indemnified Party shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Party hereunder except to the extent that such failure shall have materially and irreversibly prejudiced Indemnitor in defending against such Assertion. Indemnitors shall be entitled to participate in and, to the extent Indemnitors elect by written notice to such Indemnified Party within 30 days after receipt by any Indemnitor of notice of such Assertion, to assume the defense of such Assertion, at their own expense, with counsel chosen by Indemnitors and reasonably satisfactory to such Indemnified Party. Notwithstanding that Indemnitors shall have elected by such written notice to assume the defense of any Assertion, such Indemnified Party shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by such Indemnified Party, but in such event the fees and expenses of such counsel shall be paid by such Indemnified Party unless such separate counsel is required due to a conflict of interest, in which case the Indemnitors shall be responsible for the fees and expenses of one separate counsel. No Indemnified Party shall settle any Assertion without the prior written consent of Parent, nor shall any Indemnitor settle any Assertion without either (i) the written consent of all Indemnified Parties against whom such Assertion was made, or (ii) obtaining an unconditional general release from the party making the Assertion for all Indemnified Parties as a condition of such settlement. The provisions of this Section 6.7 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties.

                                ARTICLE VII

                                 CONDITIONS

        SECTION 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

        (a) This Agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, if such vote is required by applicable law.

        (b) Acquisition Subsidiary shall have accepted for payment and paid for all shares of Company Common Stock tendered in the Offer in accordance with the terms hereof (and, if applicable, shall have purchased the shares of Company Common Stock held by the Trust pursuant to Section 23 of the Stockholder Agreement); provided, that this condition may not be asserted by Parent or Acquisition Subsidiary if Acquisition Subsidiary fails to accept for payment or pay for shares of Company Common Stock tendered in the Offer in violation of the terms of the Offer.

        (c) No statute, rule, order, decree or regulation shall have been enacted or promulgated and no other action shall have been taken by any Governmental Entity of competent jurisdiction which enjoins or otherwise prohibits the consummation of the Merger or makes the Merger illegal.

        SECTION 7.2 Frustration of Closing Conditions. Neither Parent nor Acquisition Subsidiary may rely on the failure of any condition set forth in Annex A if such failure was caused by such party's failure to fulfill in any material respects its obligations under this Agreement.

                                ARTICLE VIII

                                TERMINATION

        SECTION 8.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder adoption of this Agreement, except for a termination pursuant to clause (d) or clause (e) below which cannot be effectuated after the acceptance for payment of shares of Company Common Stock tendered in the Offer (provided that such shares are paid for promptly following acceptance for payment) and, if applicable, the purchase of the shares of Company Common Stock held by the Trust pursuant to Section 23 of the Stockholder Agreement:

        (a) By the mutual consent of Parent and the Company, but, following the acceptance for payment of shares of Company Common Stock tendered in the Offer, consent of the Company may only be given with the approval of a majority of the Continuing Directors in accordance with Section 1.3(b).

        (b) By the Company if the Offer shall not have been commenced within ten Business Days after the date hereof.

        (c) By either the Company or Parent if:

               (i) the Offer shall not have been consummated on or prior to March 15, 2001 (the "Termination Date"), provided that Parent or Acquisition Subsidiary may not terminate pursuant to this Section 8.1(c) if Acquisition Subsidiary fails to accept for payment or pay for shares of Company Common Stock tendered in the Offer in violation of the terms of the Offer;

               (ii) any Governmental Entity shall have issued a statute, order, decree or regulation or taken any other action (which statute, order, decree, regulation or other action the parties hereto shall have used their commercially reasonable best efforts to lift), in each case permanently enjoining or otherwise prohibiting consummation of the Offer or the Merger or making the Offer or the Merger illegal and such statute, order, decree, regulation or other action shall have become final and non-appealable; or

               (iii) prior to the acceptance for payment of shares of Company Common Stock tendered in the Offer, if the other party is in material breach of its representations or warranties or fails to perform in any material respect its covenants or other agreements hereunder to the extent required to have been performed at such time, which breach or failure to perform is incapable of being cured by the party so breaching or failing to perform prior to the Termination Date or, if capable of being cured by such date, has not been cured within 30 days after the terminating party gives written notice of such breach to the other party; or

               (iv) the Stockholder Agreement is terminated pursuant to
        Section 5(b) or Section 5(c) thereof provided that if the Stockholder Agreement terminates pursuant to Section 5(b)(i) or 5(b)(iii) thereof, the Company may not effect such termination unless contemporaneously therewith the Company pays or causes to be paid to Parent, or its designee, in immediately available funds the Termination Fee required to be paid pursuant to Section 9.1.

        (d) By the Company if, prior to acceptance for payment of shares of Company Common Stock tendered in the Offer, (i) the Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement with respect to a transaction that constitutes a Superior Proposal and the Company has notified Parent in writing that it intends to enter into such an agreement and terminate this Agreement pursuant to this clause (d), attaching the most current version of such agreement to such notice, and (ii) during the five Business Day period after the Company's notice, the Company shall have negotiated with Parent regarding the terms and conditions of a revised proposal by Parent and if the Board shall have concluded, after considering any revised proposal made by Parent during such period that the Superior Proposal giving rise to the Company's notice, as then revised, continues to be a Superior Proposal. The Company may not effect such termination sooner than the second Business Day after Parent receives the Company's notice, and unless contemporaneously therewith the Company pays or causes to be paid to Parent, or its designee, in immediately available funds the Termination Fee required to be paid pursuant to Section 9.1. The Company agrees to notify Parent promptly if the Board determines not to enter into a binding agreement with respect to the Superior Proposal as to which notification was given.

        (e) By Parent, prior to the acceptance for payment of shares of Company Common Stock tendered in the Offer, if (i) the Company enters into a written agreement with respect to a Superior Proposal or (ii) the Trust shall have terminated the Stockholder Agreement in accordance with Section 5(b)(i) thereof.

        SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Parent, Acquisition Subsidiary or the Company except as set forth in Section 9.1 hereof, except with respect to the requirement to hold information confidentially and return materials pursuant to the procedures and obligations to hold information confidential set forth in Section 6.3 and except for any intentional breach of this Agreement.

                                 ARTICLE IX

                               MISCELLANEOUS

        SECTION 9.1 Fees and Expenses. Whether or not the Offer and the Merger are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as set forth below.

        (a) In the event that

               (i) this Agreement is terminated by the Company pursuant to
        Section 8.1(d), or by the Company pursuant to Section 8.1(c)(iv) due to the Stockholder Agreement being terminated pursuant to
        Section 5(b)(i) or 5(b)(iii) thereof, or

               (ii) this Agreement is terminated by Parent pursuant to
        Section 8.1(e) or by Parent pursuant to Section 8.1(c)(iv) due to the Stockholder Agreement being terminated pursuant to Section 5(b)(i) , 5(b)(iii) or 5(c)(ii) thereof;

        then in each such case the Company shall pay, or cause to be paid, to Parent or its designee a fee (the "Termination Fee") of $44,000,000. Acceptance of payment of the Termination Fee by Parent shall constitute conclusive evidence that this Agreement has been validly terminated, and upon such payment, each of the Company, Acquisition Subsidiary and Parent shall be fully released and discharged from any liability under this Agreement.

        (b) In the event that

               (i) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(c)(iv) due to the Stockholder Agreement being terminated pursuant to Section 5(b)(ii) or 5(c)(i) thereof, and

               (ii) at the time of such termination, there was pending a bona fide Acquisition Proposal other than the transactions contemplated hereby and prior to the first anniversary of such termination the Company enters into a definitive agreement for, or consummates, an Acquisition Proposal and the consideration per share to be paid to the holders of the capital stock of the Company pursuant to such Acquisition Proposal is of equal or greater value than the consideration to be paid to such holders under this Agreement, then in such case, the Company shall pay the Termination Fee to Parent or its designee.

        (c) The Company shall pay the Termination Fee to Parent or its designee concurrently with or prior to a termination referred to in clause 9.1(a)(i) above. The Company shall pay the Termination Fee to Parent or its designee within 24 hours after a termination referred to in clause 9.1(a)(ii) above. The Company shall pay the Termination Fee to Parent or its designee promptly (and in any event within two Business Days) after the first to occur of the execution of an agreement relating to an Acquisition Proposal or the consummation of an agreement relating to an Acquisition Proposal, in either case, in respect of which such payment is required pursuant to Section 9.1(b) above.

        (d) Upon a termination of this Agreement by the Company or Parent pursuant to Section 8.1(c)(iv) due to the Stockholder Agreement being terminated pursuant to Section 5(b)(ii) or 5(c)(i) thereof, the Company shall reimburse Parent and Acquisition Subsidiary for their reasonable out-of-pocket expenses not in excess of $1,000,000 in the aggregate. Such payment shall be made within two business days following the later of such termination or Parent or Acquisition Subsidiary providing reasonable documentation substantiating such expenses.

        SECTION 9.2  Amendment; Waiver.

        (a) This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after adoption of this agreement and approval of the Merger by the stockholders of the Company, but after any such approval no amendment shall be made without the approval of such stockholders if such amendment alters or changes (i) the Merger Consideration, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company other than Parent or Acquisition Subsidiary. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of each of the parties hereto.

        (b) At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        SECTION 9.3 Survival. The respective representations and warranties of Parent, Acquisition Subsidiary and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time shall not survive beyond the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

        SECTION 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)    if to the Company, to:

               Johns Manville Corporation
               717 17th Street  80202
               Denver, Colorado 80217-5108
               Telephone:  (303) 978-2000
               Facsimile:  (303) 978-4842
               Attention:  Corporate Secretary

               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               Four Times Square
               New York, New York 10036
               Telephone: (212) 735-3000
               Facsimile: (212) 735-2000
               Attention:  Stephen F. Arcano, Esq.
                           Franklin M. Gittes, Esq.

and a copy to:

               Manville Personal Injury Settlement Trust
               143 Bedford Road, Suite 200
               Katonah, New York  10536
               Telephone:  (914) 767-3700
               Facsimile:  (914) 767-0377
               Attention:  Chairman and Managing Trustee

        and

        (b)    if to Parent or Acquisition Subsidiary:

               Berkshire Hathaway Inc.
               1440 Kiewit Plaza
               Omaha, Nebraska  68131
               Facsimile:  (402) 346-3375
               Attention:  Marc D. Hamburg

               with a copy to:

               Munger, Tolles & Olson LLP
               355 South Grand Avenue
               Los Angeles, California  90071
               Telephone: (213) 683-9107
               Facsimile: (213) 687-3702
               Attention:  R. Gregory Morgan, Esq.

        SECTION 9.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" when used in this Agreement shall mean that the information referred to has been filed with the SEC on a publicly available basis prior to the date hereof or has been otherwise made available if requested by the party to whom such information is to be made available. The words "affiliates" and "associates" when used in this Agreement shall have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act. The phrase "beneficial ownership" and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

        The following terms have the following definitions,

               (i) "Business Day" means any day other than Saturday and Sunday and any day on which banks are not required or authorized to close in the State of Delaware or New York.

               (ii) "Material Adverse Effect" shall mean a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby; provided that a Material Adverse Effect shall not include any effect resulting from
        (i) any decrease in the market price of the shares of Company Common Stock (but not any change, effect, condition, event or circumstance underlying such decrease to the extent that it would otherwise constitute a Material Adverse Effect), (ii) changes, effects, conditions, events or circumstances that generally affect the industries in which the Company or the Subsidiaries operate (including legal and regulatory changes), (iii) general economic conditions or changes, effects, conditions or circumstances affecting the securities markets generally or (iv) changes arising from the consummation of the transactions contemplated hereby or the announcement of the execution of this Agreement.

               (iii) "Permitted Exceptions" means (i) statutory Liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (ii) mechanics', carriers', workers', repairers', warehousemen's and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered or the Company and its Subsidiaries; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Entity, provided that such regulations have not been violated; and (iv) agreements with utility companies which have no Material Adverse Effect on the continued use of any Company Property in the ordinary course of business consistent with past practices; (v) Liens arising or resulting from any action taken by Acquisition Subsidiary; (vi) any other covenants, conditions, restrictions, reservations, rights, Liens, easements and other matters affecting title, which do not individually or in the aggregate materially adversely affect the value or use of any of the Real Property as same has been used by the Company or any of its Subsidiaries consistent with past practices; and (vii) matters set forth in Section 4.13 of the Disclosure Letter.

               (iv) "Person" shall mean an individual, limited or general partnership, limited liability company, joint venture, trust, association, joint-stock company) corporation, unincorporated entity or Governmental Entity.

               (v) "Subsidiary" shall mean with respect to any Person, any other Person of which more than 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions are owned by such Person.

               (vi) "Tax Matters Agreement" shall mean the Amended and Restated Tax Matters and Amended Trust Relationship Agreement dated the date hereof between the Company and the Trust, the form of which is attached hereto as Exhibit A.

        SECTION 9.6 Headings; Disclosure Letter. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Section of the Disclosure Letter shall be deemed to be disclosed for all purposes under this Agreement but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

        SECTION 9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement;

        SECTION 9.8 Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings (written and oral), among the parties with respect to the subject matter hereof.

        SECTION 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and (other than Sections 6.7 and 9.9) nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, except with respect to the obligations of the Trust under the Stockholder Agreement and the Tax Matters Agreement, no direct or indirect holder of any equity interests or securities of either party hereto (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any party hereto, nor any director, officer, employee, representative, agent or other controlling person of each of the parties hereto and their respective affiliates shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.

        SECTION 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto.

        SECTION 9.11 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

        SECTION 9.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

        SECTION 9.13 Publicity. Except as otherwise permitted by this Agreement or required by law or stock exchange rules, so long as this Agreement is in effect, neither the Company nor Parent or Acquisition Subsidiary shall, or shall permit any of its affiliates to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without first obtaining the consent of the other parties hereto, which consent shall not be unreasonably withheld. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

        SECTION 9.14 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises, out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that such forum is not an inconvenient forum.


        IN WITNESS WHEREOF, Johns Manville Corporation, Berkshire Hathaway Inc. and J Acquisition Corporation have caused this Agreement to be signed by their respective officers hereunto duly authorized as of the date first written above.


                                            JOHNS MANVILLE CORPORATION


                                            By:
                                                ------------------------------
                                                Name:
                                                Title:


                                            BERKSHIRE HATHAWAY INC.


                                            By:
                                                -----------------------------
                                                Name:
                                                Title:


                                            J ACQUISITION CORPORATION


                                            By:
                                                -----------------------------
                                                Name:
                                                Title:



                                                                    ANNEX A

                          CONDITIONS TO THE OFFER

        Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the "Agreement") of which this Annex A is a part. Notwithstanding any other provision of the Offer and subject to the terms of the Merger Agreement, Acquisition Subsidiary shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any tendered shares of Company Common Stock, if:

        (i) any applicable waiting period under the HSR Act shall not have expired or been terminated;

        (ii) the Agreement shall have been terminated in accordance with its terms, or

        (iii) at any time on or after the date of the Agreement and prior to the Expiration Date, any of the following events shall occur and be continuing on the Expiration Date and shall not have resulted from the breach by Parent or Acquisition Subsidiary of any of their obligations under the Agreement:

               (a) the representations and warranties of the Company set forth in the Agreement (i) to the extent qualified by Material Adverse Effect shall not be true and correct, and (ii) to the extent not qualified by Material Adverse Effect shall not be true and correct, except that this clause (ii) of this condition shall be deemed satisfied (and not to constitute an unsatisfied condition to Acquisition Subsidiary's obligation to accept for payment and pay for shares of Company Common Stock in the Offer) so long as any failures of such representations and warranties to be true and correct do not individually or in the aggregate have a Material Adverse Effect, in each of clauses (i) and (ii) as of the date of the Agreement and as of the Expiration Date as though made on and as of the Expiration Date (except to the extent such representations and warranties are made as of a specific date);

               (b) the Company shall not have performed in all material respects all material obligations required to be performed by it under the Agreement at or prior to the Expiration Date;

               (c) other than filing the Certificate of Merger in accordance with the DGCL, any authorization, consent or approval of any Governmental Entities required to be obtained prior to consummation of the Merger shall not have been obtained, except for such authorizations, consents and approvals the failure of which to be obtained would not have a Material Adverse Effect;

               (d) the Federal Bankruptcy Court of the Southern District of New York (the "Court") shall have failed to have issued an order upon application of the Trustees of the Trust (i) approving the Trust's execution, delivery and performance of the Stockholder Agreement and the transactions contemplated thereby; (ii) approving the Trust's execution, delivery and performance of the Escrow Agreement (provided that the Court Approval (as defined below) shall not be deemed to not have been obtained if the provisions therein regarding the separate order referred to in the Escrow Agreement shall not have been obtained), the Tax Matters Agreement and the transactions contemplated thereby and the execution, delivery and performance of the Amended Supplemental Agreement and the Trust Amendment (each of the Escrow Agreement, the Amended Supplemental Agreement and the Trust Agreement as defined in the Tax Matters Agreement, and, together with the Tax Matters Agreement and the Stockholder Agreement, the "Trust Merger Agreements");
        (iii) discharging fully the Trustees of the Trust from any and all liabilities relating to or arising from the execution, delivery and performance of their obligations under the Trust Merger Agreements and discharging fully the Trustees of the Trust from any and all liabilities relating to or arising from the consummation of the transactions contemplated by the Trust Merger Agreements (other than the Trustees' obligations to the other parties under the Trust Merger Agreements); and (iv) approving the transfer of all assets of the grantor trust portion of the Trust that would constitute Qualified Payments (as defined in Section 468B(d) of the Code), including the cash payment to the Trust in the Offer, to the Designated Settlement Fund immediately following the receipt of such amount (and from time to time thereafter as Qualified Payments are received as provided in Section 2.6 of the Tax Matters Agreement) pursuant to the Reorganization Plan, all in a form reasonably acceptable to the Trust, which order shall be in full force and effect but may be subject to appeal or discretionary review by another court (the "Court Approval");

               (e) there shall be any statute, rule, regulation, judgment, order or injunction (an "Order") promulgated, entered, enforced, enacted, issued or applicable to the Offer or the Merger which does, or any pending action or proceeding instituted by any Applicable Governmental Entity which seeks to, (1) prohibit or impose any material limitations on, Parent's, Acquisition Subsidiary's, or the Company's ownership or operation of all or a material portion of the Company's and its Subsidiaries' businesses and assets taken as a whole, (2) prohibit or make illegal the acceptance for payment, payment for or purchase of shares of Company Common Stock or the consummation of the Offer or the Merger by Parent or Acquisition Subsidiary, or (3) impose material limitations on the ability of Parent or Acquisition Subsidiary effectively to exercise full rights of ownership of the shares of Company Common Stock purchased by them, including the right to vote such shares of Company Common Stock on all matters properly presented to the Company's stockholders, provided in each case that Parent and Acquisition Subsidiary shall have used commercially reasonable best efforts to cause any such Order to be vacated or lifted or such action or proceeding to be dismissed, as the case may be; or

               (f) the Tax Matters Agreement shall not be in full force and effect, or any of the conditions stated therein to the obligations of the parties thereto to consummate the transactions contemplated thereby, other than the condition that all of the shares of Company Common Stock held by the Trust have been accepted for payment pursuant to the Offer or purchased under the Stockholder Agreement, is not satisfied or waived;

which in the reasonable judgment of Parent or Acquisition Subsidiary makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of, or payment for, shares of Company Common Stock tendered in the Offer.

               As used in this Annex A, "Applicable Governmental Entity" shall mean a federal or state United States Governmental Entity, a national Governmental Entity of Canada or Germany, or the European Commission.

               Subject to the terms of the Agreement, the foregoing conditions are for the sole benefit of Parent and Acquisition Subsidiary and, except as provided in the Agreement, may be waived by Parent or Acquisition Subsidiary in its sole discretion.